AMENDMENT NO.1

TO

PARTICIPATION AGREEMENT

Amendment No.1, effective August 20, 2013 to the Participation Agreement, (the “Agreement”), dated April 1, 2011 among AXA Equitable Life Insurance Company, JP Morgan Insurance Trust, J.P. Morgan Investment Management Inc., and JPMorgan Funds Management Inc. (collectively, the “Parties”).

The Parties hereby agree to amend the Agreement as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect is accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No.1 as of the date first above set forth.

JP MORGAN INSURANCE TRUST		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:		By:
Name:	Julie Roach	Name:	Robert L. Young
Title:	Assistant Treasurer	Title	Managing Director

JP MORGAN FUNDS MANAGEMENT INC.

By:
Name:	Susan S. Montgomery
Title:	President

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Kenneth Kozlowski
Title:	Senior Vice President

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account

AXA Equitable Separate Account A	All Contracts

AXA Equitable Separate Account FP	All Contracts

AXA Equitable Separate Account I	All Contracts

AXA Equitable Separate Account 45	All Contracts

AXA Equitable Separate Account 49	All Contracts

AXA Equitable Separate Account 65	All Contracts

AXA Equitable Separate Account 66	All Contracts

AXA Equitable Separate Account 70	All Contracts

AXA Equitable Separate Account 206	All Contracts

AXA Equitable Separate Account 301	All Contracts

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